Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and between

BLUEFLY, INC.,

and

RUNWAY ACQUISITION SUB, INC.

May 23, 2013

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of May 23, 2013, by and between Bluefly, Inc., a Delaware corporation (the “Company”), and Runway Acquisition Sub, Inc., a Delaware corporation (“Purchaser”).

RECITALS

Whereas, Purchaser and certain stockholders of the Company have entered into that certain Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which Purchaser has acquired all of the shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) owned by the stockholders party to the Stock Purchase Agreement;

Whereas, the Company has agreed to issue and sell to Purchaser, and Purchaser has agreed to purchase from the Company, such number of additional shares of Common Stock that, when added to the number of shares of Common Stock owned by Purchaser following the consummation of the transactions contemplated by the Stock Purchase Agreement, will result in Purchaser owning at least ninety percent (90%) of the outstanding shares of Common Stock;

Whereas, the Company and Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”); and

Whereas, contemporaneous with the acquisition of the shares of Common Stock under the Stock Purchase Agreement and the Shares (as hereinafter defined) under this Agreement, Purchaser intends to consummate a merger of itself with and into the Company (the “Merger”) in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”).

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

article 1
AUTHORIZATION; CLOSING DATE; DELIVERY

1.1 Authorization. The Company has authorized the sale and issuance of 2,850,000 shares of Common Stock (the “Shares”), at a price per share of $0.10 (the “Per Share Purchase Price”).

1.2 Closing Date. Delivery.

(a) Closing Date. The Closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held at the offices of Stradling Yocca Carlson & Rauth, P.C., 100 Wilshire Boulevard, Suite 440, Santa Monica, California 90401, at 10:00 a.m. local time on the date hereof. The date of the Closing is hereinafter referred to as the “Closing Date.”

(b) Funding at Closing. At the Closing, Purchaser shall be capitalized with at least $13,000,000 which shall be applied as follows:

(i) $4,988,957.39 shall be paid to Salus Capital Partners, LLC (“Salus”) in full satisfaction of all indebtedness of the Company under the Credit Agreement (the “Salus Credit Agreement”), dated November 13, 2012, by and among the Company, EVT Acquisition, LLC and Salus.

(ii) $1,639,068.49 shall be paid to Rho Ventures VI, LP (“Rho”) in full satisfaction of amounts outstanding under its Secured Subordinated Convertible Promissory Note (the “Rho Note”), dated August 13, 2012 and amended as of November 13, 2012 between the Company and Rho.

(iii) $1,535,339.13 shall be paid to Prentice Consumer Partners, LP (“Prentice”) in full satisfaction of amounts outstanding under its Secured Subordinated Promissory Note (“Prentice Note”), dated August 13, 2012 and amended as of November 13, 2012 between the Company and Prentice.

(iv) $1,017,988.00 shall be wired in the specific amounts and to the individuals or entities set forth on Schedule A.

(v) $194,300.00 shall be paid to certain stockholders party to the Stock Purchase Agreement in accordance with the terms thereof.

(vi) $285,000.00 shall be paid to the Company in exchange for the Shares.

(vii) $310,584.89 shall be deposited with American Stock Transfer & Trust Company, LLC, as the Paying Agent for the Merger, to fund the consideration payable in the Merger.

(viii) $204,000.00 shall be paid to purchase the D&O Tail Policy (as hereinafter defined).

(ix) $26,572.89 shall be paid to Joseph Park in respect of his incentive bonus.

(x) $2,798,189.21 shall be paid to the Company to satisfy certain other liabilities of the Company and to be used for other general corporate purposes.

(c) Delivery. At the Closing, the Company will deliver or cause to be delivered to Purchaser:

(i) a certificate representing the Shares, registered in Purchaser’s name, in exchange for payment of the purchase price therefor by Purchaser by wire transfer of immediately available funds to the Company in accordance with the Company’s written wiring instructions delivered to Purchaser prior to the execution of this Agreement;

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(ii) a payoff letter from Salus, in form and substance satisfactory to Purchaser, (A) indicating the amount required to discharge in full the indebtedness of the Company under the Salus Credit Agreement at the Closing, (B) including the authority for Purchaser to discharge any and all Liens securing such indebtedness after payment of the amounts owed, and (C) including a full and unconditional release of any and all claims and indebtedness under the Salus Credit Agreement;

(iii) a full and unconditional release duly executed and delivered by Rho, in form and substance satisfactory to Purchaser, of any and all claims and indebtedness under the Rho Note;

(iv) a full and unconditional release duly executed and delivered by Prentice, in form and substance satisfactory to Purchaser, of any and all claims and indebtedness under the Prentice Note;

(v) a confirmation duly executed and delivered by each person or entity set forth on Schedule A, that all amounts due and owing to such persons by the Company for services through the Closing Date have been satisfied in full; and

(vi) a letter agreement, in form and substance satisfactory to Purchaser, duly executed and delivered by Litle & Co., LLC (“Litle”), providing for the waiver of certain provisions under the Payment Processing Agreement, dated July 27, 2010, between the Company and Litle, as amended by Amendment No. 1 dated October 14, 2010 and Amendment No. 2 dated as of April 6, 2011.

article 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except with respect to any Section of this Article 2 as set forth in the disclosure schedule delivered by the Company to Purchaser simultaneously with the execution of this Agreement (the “Disclosure Schedule”) that specifically relates to such Section (or to another Section of this Article 2 to the extent it is readily apparent that such disclosure is applicable to such other Section), the Company represents and warrants to Purchaser:

2.1 Organization and Standing. The Company is a corporation duly incorporated and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing as a domestic corporation under the laws of said state. The Company has all requisite corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

2.2 Subsidiaries. The only Subsidiary of the Company is EVT Acquistion Co, LLC, a limited liability company duly organized and validly existing under, and by virtue of, the laws of

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New York (“EVT”), which has no material assets. Except for the capital stock of EVT, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity. For purposes of this Agreement, the term “Subsidiary” shall mean, as to the Company, any individual or entity of which the Company directly or indirectly owns, beneficially or of record, (x) an amount of voting securities of other interests that is sufficient to enable the Company to elect at least a majority of the members of such other individual’s or entity’s board of directors or other governing body, or (y) at least fifty percent (50%) of the outstanding equity or membership interests of such other individual or entity.

2.3 Corporate Power; Authorization. The Company has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement, to sell and issue the Shares, and to carry out and perform all of its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by equitable principles generally. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the compliance with the provisions hereof, including the issuance, sale and delivery of the Shares by the Company, will not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) or the Bylaws of the Company (as amended, the “Bylaws”), or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other material agreement or instrument to which the Company is a party or to which the Company or any of its properties is subject.

2.4 Issuance and Delivery of the Shares. Upon issuance and delivery in accordance with this Agreement and payment therefor in accordance with the terms of this Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable. The issuance and delivery of the Shares is not subject to preemptive or any other similar rights of any individual or entity, and the Shares will be issued and delivered free and clear of any liens or encumbrances.

2.5 SEC Documents; Financial Statements. The Company has filed in a timely manner all documents that the Company was required to file with the Securities and Exchange Commission (the “SEC”) since December 31, 2010. As of their respective filing dates (or, if amended or superseded by a filing, as of the date of such amendment or applicable subsequent filing and as so amended or superseded), all such documents filed by the Company with the SEC (the “SEC Documents”) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable. None of the SEC Documents contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles for financial reporting in the United States, consistently applied (“GAAP”) and fairly present the consolidated financial position of the Company and any

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Subsidiaries at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments not material in amount or to the extent that such unaudited statements do not include footnotes). Since December 31, 2010, there has been no change in the Company’s accounting methods or principles that would be required to be disclosed in the Financial Statements in accordance with GAAP, except as described in the notes to such Financial Statements.

2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, municipal, local or foreign governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for (a) compliance with the securities and blue sky laws in the states in which the Shares are offered and/or sold, which compliance will be effected in accordance with such laws (b) the filing of a Form 8-K with respect to this Agreement, and (c) filings necessary to deregister the Shares under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

2.7 No Material Adverse Change. Except as otherwise disclosed herein, in the SEC Documents (excluding any disclosure set forth in any risk factor section thereof, in any section relating to forward-looking statements and any disclosures included therein to the extent they are cautionary, protective or forward-looking in nature), since December 31, 2012, there have not been any changes in the assets, liabilities, business prospects, condition (financial or otherwise), or operations of the Company except for changes which have not been or could not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Company.

2.8 Authorized Capital Stock. The authorized capital stock of the Company consists of (a) fifty million (50,000,000) shares of Common Stock and (b) one million (1,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of the date hereof, (i) 28,598,933 shares of Common Stock are issued and outstanding, (ii) 338,398 shares of Common Stock were held by the Company as non-voting treasury shares, (iii) no shares of Preferred Stock are issued and outstanding, (iv) 3,238,745 shares of Common Stock are reserved for issuance pursuant to outstanding unexercised options to purchase shares of Common Stock, (v) 626,190 shares of Common Stock are reserved for issuance upon the exercise of Warrants (excluding shares issuable under the convertible note held by Rho which is being discharged at closing). All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. For purposes of this Agreement, the term “Warrant” shall mean any stock appreciation rights, warrants, convertible or exchangeable securities or other rights, contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity interests or similar rights of the Company or granting to any individual or entity any right to participate in the equity or income of the Company or to participate in or direct the election of any director or officer of the Company or the manner in which any shares of capital stock or other securities of the Company are voted, or other rights of any kind (absolute, contingent or otherwise) entitling any individual or entity to acquire or otherwise receive from the Company any shares of capital stock or other securities or receive or exercise any benefits or

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rights similar to any rights enjoyed by or inuring to the holder of capital stock of the Company, including without limitation “phantom stock” or stock appreciation rights.

2.9 Litigation. There is no action, claim, dispute, arbitration, audit, hearing, inquiry, investigation, legal proceeding, administrative enforcement proceeding, litigation, case, or suit (whether civil, criminal, administrative or investigative) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties which (a) could reasonably be expected to have a material adverse effect on the Company or (b) would impair the ability of the Company to perform in any material respect its obligations under this Agreement.

2.10 Use of Proceeds. The proceeds of the sale of the Shares will be used by the Company for working capital and general corporate purposes. None of the proceeds of the sale of the Shares will be distributed to any stockholder of the Company or used to redeem any capital stock of the Company.

2.11 Brokers and Finders. Except for the amount payable to Needham & Company as set forth on Schedule A, no individual or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

2.12 No Directed Selling Efforts or General Solicitation. Neither the Company nor any individual or entity acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

2.13 No Integrated Offering. Neither the Company nor any individual or entity acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

2.14 Private Placement. Assuming the accuracy of the representations of Purchaser hereunder, the offer and sale of the Shares to Purchaser as contemplated hereby is exempt from the registration requirements of the Securities Act.

2.15 Internal Accounting Controls. Except as described in the SEC Documents, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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2.16 Sarbanes-Oxley; Disclosure Controls and Procedures. To its knowledge, the Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, as amended, that are applicable to it or any of its Subsidiaries.  Except as disclosed in the SEC Documents, the Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including any of its Subsidiaries, is made known to its chief executive officer and chief financial officer by others within those entities.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed quarterly or annual periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed quarterly or annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls over financial reporting (as defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls over financial reporting.

2.17 Transactions with Affiliates. Except as disclosed in the SEC Documents, none of the officers or directors of the Company or any of its Subsidiaries and none of the employees of the Company or any of its Subsidiaries is presently a party to any loan, lease, agreement, contract, royalty agreement, management contract or other transaction with the Company or any of its Subsidiaries or to a presently contemplated transaction (other than for services as employees, officers and directors in the ordinary course of business) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

2.18 No Undisclosed Liabilities. Except as disclosed in the SEC Documents, in the Company balance sheets dated April 30, 2013 and May 15, 2013, correct and complete copies of which are set forth on Section 2.18 of the Disclosure Schedules, and except for liabilities incurred in the ordinary course of business, neither the Company nor any of its Subsidiaries has any liabilities, absolute, contingent, unliquidated or otherwise, whether due or to become due of the type required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP, that individually, or in the aggregate, are material to the Company.

2.19 State Takeover Statutes. The Company has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the provisions of Section 203 of the DGCL and, accordingly, that section does not apply to the purchase and sale of the Shares pursuant to this Agreement or any other transaction contemplated hereby. No other “control share acquisition”, “fair price” or other anti-takeover regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

2.20 Disclosure. The Company understands and confirms that Purchaser will rely on the foregoing representations and warranties in purchasing the Shares.

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article 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company:

3.1 Authorization. Purchaser has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement, to purchase the Shares to be purchased by it, and to carry out and perform all of its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement and the compliance with the provisions hereof, including the purchase of the Shares and the Merger, will not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Certificate of Incorporation or the Bylaws of Purchaser, or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other material agreement or instrument to which Purchaser is a party or to which its properties are subject.

3.2 Investment Experience. Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Purchaser is familiar with the Company’s business affairs and financial condition and has had access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser has such business and financial experience as is required so as to be able to evaluate the risks and merits of its investment in the Company.

3.3 Investment Intent. Purchaser is purchasing the Shares for its own account as principal, for investment purposes only, and not with a present view to, or for, resale, distribution or fractionalization thereof, in whole or in part, within the meaning of the Securities Act. Purchaser understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein. Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, and the rules and regulations promulgated thereunder.

3.4 No General Solicitation. Neither the Purchaser nor any individual or entity acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

3.5 Brokers and Finders. No individual or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Purchaser.

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article 4
COVENANTS

4.1 Merger.

(a) Purchaser agrees to effect the Merger within one business day following the Closing in accordance with Section 253 of the DGCL by filing all necessary documentation, including by filing a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with Section 253 of the DGCL. The Merger shall become effective at the time that the Certificate of Ownership and Merger is duly filed with the Secretary of State, or at such later time as is agreed upon by the parties hereto and specified in the Certificate of Ownership and Merger. The time when the Merger becomes effective is hereinafter referred to as the “Effective Time”.

(b) At the Effective Time, (i) Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser shall cease and (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of Common Stock:

(i) each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(ii) all shares of Common Stock that are held by the Company as non-voting treasury shares and any shares of Common Stock owned by Purchaser or Clear Mode, LLC, a Delaware limited liability company and the sole stockholder of Purchaser (“Parent”) shall be canceled and retired and shall cease to exist, and no stock of the Surviving Corporation or other consideration shall be delivered in exchange therefor;

(iii) each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 4.1(c)(ii) above and other than shares for which the holder has demanded and perfected such holder’s right to an appraisal in accordance with the DGCL and has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”) shall be converted into the right to receive $0.10 in cash (the “Per Share Merger Price”), without interest; and

(iv) each share of Common Stock converted in accordance with Section 4.1(c)(iii) above shall no longer be outstanding and shall automatically be canceled and

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retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Price, upon the surrender of such certificate, without interest.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each outstanding Dissenting Share shall not be converted into or represent a right to receive the Per Share Merger Price pursuant to Section 4.1(c)(iii) above, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by an individual or entity at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Per Share Merger Price pursuant to Section 4.1(c)(iii) above.

(e) At the Effective Time, (i) the Restated Certificate, as in effect immediately prior to the Effective Time, shall be amended as set forth in the form attached to the Certificate of Ownership and Merger and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter duly amended as provided therein and by applicable Law, and (b) the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter duly amended as provided therein and by applicable law.

(f) The directors and officers of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and the bylaws of the Surviving Corporation.

(g) Within ten days (10) after the Effective Time, the Surviving Corporation shall notify each stockholder of the Company that the Merger has become effective and that appraisal rights are available pursuant to Section 262 of the DGCL.

4.2 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless (and advance funds in respect of each of the foregoing), each present and former director and officer of the Company (in all of their capacities), including any individual who becomes a director or officer prior to the Effective Time (collectively, the “D&O Indemnified Parties”), against any costs (including amounts paid in settlement or compromise) or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, penalties, losses, claims, damages or liabilities in connection with any action, claim, dispute, arbitration, audit, hearing, inquiry, investigation, legal proceeding, administrative enforcement proceeding, litigation, case, or suit (whether civil, criminal, administrative or investigative), whenever asserted or claimed, based on, arising out of or pertaining to, in whole or in part, any acts or omissions by a D&O Indemnified Party in the D&O Indemnified Party’s capacity as a director or officer of the Company prior to the Effective Time, to the fullest extent that the Company would be permitted under applicable law to do so

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and in accordance with the Company’s Certificate of Incorporation and By-laws as in effect on the date hereof and the director indemnity agreements set forth on the schedules to this Agreement.

(b) The Surviving Corporation shall, effective as of the Effective Time, obtain for the benefit of the D&O Indemnified Parties a “runoff” or “tail” directors’ and officers’ insurance policy (the “D&O Tail Policy”). Subject to the other conditions set forth in this Section 4.2(b), the D&O Tail Policy shall, for a period of six (6) years after the Effective Time, provide coverage for acts or omissions occurring at or prior to the Effective Time covering each such individual covered by the officers’ and directors’ liability insurance policy of the Company in effect on the date of this Agreement (the “Company D&O Policy”) on terms with respect to coverage, retentions and limits of liability and in amounts no less favorable than those of the Company D&O Policy or, if substantially equivalent insurance coverage is unavailable, the broadest available coverage. The D&O Tail Policy shall be placed with an insurer with the same or better A.M. Best rating as the current carrier for the Company D&O Policy. The forgoing notwithstanding, (i) the Surviving Corporation shall not be required to pay a one-time premium for the D&O Tail Policy in excess of two hundred percent (200%) of the annual premium currently paid by the Company for the Company D&O Policy; and (ii) if the proposed one-time premium for such insurance coverage exceeds two hundred percent (200%) of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall obtain a policy with the longest coverage period available for a cost not exceeding such amount.

article 5
RESTRICTIONS ON TRANSFERABILITY;
COMPLIANCE WITH SECURITIES ACT

5.1 Securities Act Restrictions. The Shares shall not be transferable in the absence of a registration under the Securities Act or an exemption therefrom. Each certificate representing Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of the certificates for such shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.”

5.2 Transfer of Securities.

(a) Except as otherwise provided in this Agreement, Purchaser hereby covenants with the Company not to make any sale of Shares except:

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(i) in accordance with an effective registration statement, in which case Purchaser shall have delivered a current prospectus in connection with such sale; provided, however, that if Rule 172 is then in effect and applicable, Purchaser shall have confirmed that a current prospectus was deemed to be delivered in connection with such sale; or

(ii) in accordance with Rule 144, in which case Purchaser covenants to comply with Rule 144.

(b) Except as otherwise provided in this Agreement, Purchaser further acknowledges and agrees that, if Purchaser is selling any of the Shares using the prospectus forming a part of an effective registration statement, such Shares are not transferable on the books of the Company unless the certificate evidencing such Shares is submitted to the Company’s transfer agent and a separate certificate executed by an officer of, or other individual duly authorized by, Purchaser in the form attached hereto as Exhibit A is submitted to the Company’s transfer agent.

article 6
MISCELLANEOUS

6.1 Governing Law. Except to the extent that the corporate laws of the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

6.2 Entire Agreement, Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof, and may be amended or waived only with the written consent of the parties hereto.

6.3 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to its successors or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its successors or assigns institutes any action or proceeding to specifically enforce the provisions of this Agreement, any party against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such successor or assign has an adequate remedy at law, and such party shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

6.4 Notices, etc. All notices and other communications required or permitted under this Agreement shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified United States mail, in each case to the following addresses, facsimile numbers or email addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, email address or individual as a party may designate by notice to the other party in accordance with this section):

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if to Purchaser, to:

Clearlake Capital Group, L.P.
233 Wilshire Boulevard, Suite 800
Santa Monica, California 90401
Attention: Behdad Eghbali, Partner
Facsimile: (310) 400-8801
Email: behdad@clearlakecapital.com

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth, P.C.
100 Wilshire Boulevard, Suite 440
Santa Monica, California 90401
Attention: David M. Smith, Esq.
Facsimile: (424) 214-7010
Email: dsmith@sycr.com

if to the Company:

Bluefly, Inc.
42 West 39th Street
New York, New York 10018
Attention: James Gallagher, Esq.
Facsimile: (917) 591-8382
Email: james.gallagher@bluefly.com

with a copy (which shall not constitute notice) to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Richard A. Goldberg, Esq.
Facsimile: (212) 698-3599
Email: richard.goldberg@dechert.com

All notices and other communications shall be effective upon the earlier of actual receipt thereof by the individual to whom notice is directed or (a) in the case of notices and communications sent by personal delivery or telecopy, on the same day as personally delivered or telecopied or on the next business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, if delivered or telecopied on a day that is not a business day, (b) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the next business day following the day such notice or communication was sent, and (c) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

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6.5 Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.7 Consent to Jurisdiction; Venue. In any action, proceeding or counterclaim (whether based on contract, tort, or otherwise) between the parties arising out of or relating to this Agreement or the transactions contemplated hereby, each of the parties hereby: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or if such court lacks subject matter jurisdiction over the action or proceeding, the Superior Court of the State of Delaware, or if jurisdiction is vested exclusively in the federal courts, the United States District Court for the District of Delaware; (b) agrees that it will not attempt to deny or defeat such jurisdiction or venue by motion or other request for leave from any court and waives the defense of an inconvenient forum to the maintenance of any such action or proceeding; and (c) agrees that all claims in respect of such action, proceeding or counterclaim may be heard and determined exclusively in Court of Chancery of the State of Delaware .The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose, except as provided in this paragraph and shall not be deemed to confer rights on any individual or entity other than the parties hereto. Each of the parties hereto agrees that a final judgment in any such action, proceeding or counterclaim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

6.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9 Publicity. Except for such disclosure as may be required by SEC rules and regulations, no party hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior consent of the other parties as to the form and substance of such press release or statement (which consent shall not be unreasonably withheld or delayed).

6.10 Further Assurances. Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first above written.

COMPANY:

BLUEFLY, INC.

By:	/s/ Joseph Park
Name: Joseph Park
Title: Chief Executive Officer

PURCHASER:

RUNWAY ACQUISITION SUB, INC.

By:	/s/ Behdad Eghbali
Name: Behdad Eghbali
Title: Vice President

[Signature Page to Stock Purchase Agreement]

Exhibit A

PURCHASER’S CERTIFICATE OF SUBSEQUENT SALE

To: [Insert Name of Transfer Agent]

Attention:	[●]
[●]
[●]

The undersigned, the selling securityholder or an officer thereof, or other duly authorized person, hereby certifies that _____________________________________ represents that it has sold

[fill in name of selling securityholder]

___________ shares of the Common Stock of Bluefly, Inc. (the “Company”) and that such shares were sold on _________________ either (i) in accordance with the registration statement

[date]

on Form S-3 with file number [____________], in which case the selling securityholder certifies that such selling securityholder has delivered the latest prospectus provided to it by the Company in connection with such sale, provided, however, that if Rule 172 under the Securities Act of 1933, as amended, is then in effect and applicable, such selling securityholder has confirmed that such latest prospectus is deemed to be delivered in connection with such sale, or (ii) in accordance with Rule 144 under the Securities Act of 1933 (“Rule 144”), in which case the selling securityholder certifies that it has complied with the requirements of Rule 144.

Print or type:

Number of shares sold (if sold on multiple dates, please provide a breakdown by date):

Name of selling securityholder:

Name of individual representing selling securityholder (if an institution):

Title of individual representing selling securityholder (if an institution):

Signature by:

Selling securityholder or individual representative: